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                                                                  EXHIBIT 99.11



CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 15 to Registration Statement No. 33-9269 of Prudential Equity Income Fund of our report dated December 7, 1994, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
October 24, 1995